Exhibit 99.1

RiceBran Technologies Names Experienced Food and Nutraceutical Executives to Board of Directors

Jean M. Heggie, Food Industry Consultant and Will T. Black, Proven Expert in Global Health and Nutrition Industry, Bring Significant Relevant Expertise to the Board

TOMBALL, Texas, April 28, 2022 – RiceBran Technologies (NASDAQ: RIBT) (the “Company”) a global leader in the development and manufacture of nutritional and functional ingredients derived from rice and other small and ancient grains for human food, nutraceutical, pet care and equine feed applications, today announced that Jean M. Heggie and Will T. Black have been appointed to the Company’s Board of Directors (the “Board”), effective today. Ari Gendason and Beth Bronner have resigned from the Board effective today.

Ms. Heggie is founder of Heggie & Associates, LLC, a food industry consultancy that provides strategic marketing counsel to companies and trade associations involved in the consumer food, food ingredient and ag-tech sectors. She is currently active as a consultant and spokesperson for the United Soybean Board, a trade association representing the interests of U.S. soybean industry. In April 2020, Ms. Heggie retired from DuPont Nutrition & Biosciences (acquired by IFF in February 2021) after a 33-year career in food ingredient marketing. At the time of her retirement, she was the Global Marketing Lead for DuPont’s Protein Solutions Business Unit, leading the development and execution of the Company’s strategic marketing plan supporting its plant protein portfolio. Prior to that role, Ms. Heggie led Dupont’s North America Regional Industry Team, consisting of regional marketing, innovation and product management leaders, in the execution of business initiatives in support of the Company’s broader ingredient portfolio. Ms. Heggie also held prior marketing and product management roles with Solae, LLC, DuPont Protein Technologies, Universal Flavors, Burns Philp Food Ingredients, Beck Flavors and Ralston Purina’s Protein Technologies International.

Mr. Black has over 35 years of experience in the global health and nutrition industry. In his career, he served as Senior Vice President of Sales and Marketing at ChromaDex, a global bioscience company focused on the discovery and development of healthy aging nutraceutical ingredients; COO of Natreon, Inc., a proprietary botanical ingredient company; and Global Head of Marketing of Human Nutrition and Health for DSM Nutritional Products, a world leader in the discovery and development of new nutraceutical ingredients and the world’s largest manufacturer of letter vitamins and Omega-3 fatty acids. Mr. Black also held senior roles at DuPont Nutrition and Health in sales, marketing and business development for the Solae business unit focusing on the development and applications of high-value soy proteins and fiber for the food, beverage and meat analogue industries. Mr. Black currently serves as a commercial advisor for the Keto Swiss, AG a ketone discovery and development company based in Basel, Switzerland, and he is founder and CEO of Single Track Consulting, LLC focusing on global advisory for the nutrition and health sectors.

“As we continue to evolve into a high-value added provider to increasingly sophisticated end-markets, bringing relevant expertise to our Board is an important priority,” said Executive Chairman Peter Bradley. “Jean and Will both bring significant experience with companion animal and human end-markets, and we look forward to benefiting from the many years of experience and deep industry relationships as we continue to execute our growth strategy. We also thank Ari and Beth for their many contributions to the Company as we transformed the organization. Their guidance was invaluable during this process, and their oversight has been important in enabling us to reach this inflection point.”

“The impact of the Pandemic, and the resulting shock to the global supply chain, has materially disrupted many manufacturing processes, making domestically sourced rice ingredients not only attractive, but in some cases necessary,” added Mr. Black. “RiceBran Technologies is well-positioned at a key industry inflection point, and I am eager to help the Company grow its addressable market.”

“The push for healthier alternatives, not just for our own diets but for those of our beloved pets, is only accelerating,” added Ms. Heggie. “RiceBran is a proven, healthy replacement for corn, soy, and other ingredients. RiceBran’s offerings meet the needs of food manufacturers today and tomorrow, and I look forward to helping management communicate this advantage.”

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, we are global leader in the production and marketing of stabilized rice bran (SRB), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran’s expectations regarding its future financial results, sales growth, Adjusted EBITDA (non-GAAP) improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that operations are disrupted by the COVID-19 pandemic and timing of profitable operations. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.